Exhibit 3.1

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

SAIA, INC.

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST:That at a meeting of the Board of Directors of Saia, Inc. resolutions were duly adopted setting forth a proposed amendment of the Amended and Restated Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof.  The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Amended and Restated Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered “Article VI” so that, as amended, said Article VI shall be and read as follows:

Article VI

Board of Directors; Election

Section 6.01Number, Election and Terms.

(a)Except as otherwise fixed by or pursuant to the provisions of Article IV hereof relating to the rights of the holders of any class or series of preferred stock or common stock other than Common Stock, the number of the Directors shall be fixed from time to time exclusively pursuant to a resolution adopted by a majority of the Whole Board (which shall in no event be less than three).

(b)Subject to the right of the holders of any class or series of preferred stock or common stock other than Common Stock to elect one or more Directors of the Corporation:

(i)From the effective date of this Certificate of Amendment until the election of Directors at the 2022 annual meeting of stockholders, pursuant to Section 141(d) of the DGCL, the Board of Directors shall be divided into three classes of directors, Class I, Class II and Class III (each Class as nearly equal in number as possible), with the Directors in Class II having a term expiring at the 2022 annual meeting of stockholders, the Directors in Class III having a term expiring at the 2023 annual meeting of stockholders and the Directors in Class I having a term expiring at the 2024 annual meeting of stockholders.

(ii)Commencing with the election of the Directors at the 2022 annual meeting of stockholders, pursuant to Section 141(d) of the DGCL, the Board of

Exhibit 3.1

Directors shall be divided into two classes of Directors, Class I and Class III, with the Directors in Class III having a term that expires at the 2023 annual meeting of stockholders and the Directors in Class I having a term that expires at the 2024 annual meeting of stockholders. The successors of the Directors who, immediately prior to the 2022 annual meeting of stockholders, were members of Class II (and whose terms expire at the 2022 annual meeting of stockholders) shall be elected to Class III; the Class III Directors who, immediately prior to the 2022 annual meeting of stockholders, were members of Class III and whose terms were scheduled to expire at the 2023 annual meeting of stockholders shall be assigned by the Board of Directors to Class III for a term expiring at the 2023 annual meeting of stockholders; and the Directors who, immediately prior to the 2022 annual meeting of stockholders, were members of Class I and whose terms were scheduled to expire at the 2024 annual meeting of stockholders shall be assigned by the Board of Directors to Class I for a term expiring at the 2024 annual meeting of stockholders.

(iii)Commencing with the election of the Directors at the 2023 annual meeting of stockholders, pursuant to Section 141(d) of the DGCL, the Board shall be divided into one class of Directors, Class I, with the Directors in Class I having a term that expires at the 2024 annual meeting of stockholders. The successors of Directors who, immediately prior to the 2023 annual meeting of stockholders, were members of Class III (and whose terms expire at the 2023 annual meeting of stockholders) shall be elected to Class I for a term that expires at the 2024 annual meeting of stockholders, and the Directors who, immediately prior to the 2023 annual meeting of stockholders, were members of Class I and whose terms were scheduled to expire at the 2024 annual meeting of stockholders shall be assigned by the Board of Directors to Class I for a term expiring at the 2024 annual meeting of stockholders.

(iv)Until the 2024 annual meeting of stockholders, the Board of Directors shall remain classified as provided in Section 141(d) of the DGCL. Commencing with the election of directors at the 2024 annual meeting of stockholders, the Board of Directors shall cease to be classified and the Directors elected at the 2024 annual meeting of stockholders (and each annual meeting of stockholders thereafter) shall be elected for a term expiring at the next annual meeting of stockholders.

Each Director elected at any annual meeting of stockholders shall hold office until such Director’s successor shall have been elected and qualified, subject to prior death, resignation or removal.

Section 6.02Election of Directors.  Unless and except to the extent that the By-laws of the Corporation (the “By-laws”) shall so require, the election of Directors of the Corporation need not be by written ballot.

Exhibit 3.1

SECOND:  That thereafter, pursuant to a resolution of its Board of Directors, an annual meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD:  That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 30th day of June, 2021.

By: /s/ Douglas L. Col

Authorized Officer

Title: Executive Vice President and Chief Financial Officer

Name:Douglas L. Col